                                                                        99(c)(2)




                            STOCKHOLDERS' AGREEMENT


       STOCKHOLDERS' AGREEMENT dated as of August 12, 1998 among ENVIRONMENTAL SYSTEMS PRODUCTS, INC., a Delaware corporation ("ESP"), STONE RIVET, INC., a Delaware corporation and a direct wholly owned subsidiary of ESP ("Sub"), and the other parties identified on SCHEDULE A hereto (each, a "Stockholder").

       WHEREAS, each Stockholder desires that Envirotest Systems Corp., a Delaware corporation (the "Company"), ESP and Sub enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

       WHEREAS, each Stockholder is executing this Agreement as an inducement to ESP and Sub to enter into and execute the Merger Agreement.

       NOW, THEREFORE, in consideration of the execution and delivery by ESP and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

       SECTION 1. REPRESENTATIONS AND WARRANTIES. Each Stockholder severally, and not jointly, represents and warrants to ESP and Sub as follows:

            (a) Such Stockholder is the record or beneficial owner of the number of shares of Class A Common Stock of the Company (the "Company Common Stock"), and the beneficial owner of the number of shares of Class B Common Stock and Class C Common Stock of the Company, which are convertible into Company Common Stock on a one-for-one basis at any time at the option of the Stockholder, each as set forth opposite such Stockholder's name in SCHEDULE A hereto (as may be adjusted from time to time pursuant to Section 6, such Stockholder's "Shares"). Except for such Stockholder's Shares and as provided on SCHEDULE B hereto, such Stockholder is not the record or beneficial owner of any other shares of the Company's capital stock. Such Stockholder has sole voting power and sole power to issue instructions with respect to the voting of such Stockholder's Shares, sole power of disposition, sole power of exercise and the sole power to demand appraisal rights, in each case with respect to all of such Stockholder's Shares, except as indicated on said SCHEDULE A and, on the date of any Stockholders' Meeting (as defined in the Merger Agreement), will have the sole voting power and power to issue instructions with respect to the voting of all of such Stockholder's Shares, the sole powers of disposition, exercise and the sole power to demand appraisal rights, in each case with respect to all of such Stockholder's Shares, except as described on SCHEDULE A. Such Stockholder holds options to purchase shares of Company Common Stock, Class B Common Stock and Class C Common Stock as set forth opposite such Stockholder's name in SCHEDULE B. Any of such Shares which are described on SCHEDULE B as option shares shall be deemed "Option Shares" for the purposes of this Agreement. Any Option Shares which are exercised prior to the termination of this Agreement and, pursuant to Section 2 hereof, the shares of Company Common Stock which are issuable upon the conversion of the number of shares of Class B Common Stock and Class C Common Stock set forth on SCHEDULE A shall also be deemed to be "Shares."

            (b) This Agreement has been executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. To the best of Stockholder's knowledge, neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject.

            (c) Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for the Stockholders' Agreement, dated as of March 30, 1993 among Chester C. Davenport, Slivy C. Edmonds, Georgetown Partners Limited Partnership, Apollo Investment Fund, L.P., Chemical Equity Associates and TSG Ventures Inc. and except for any such encumbrances arising hereunder.

            (d) Such Stockholder understands and acknowledges that ESP is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

       SECTION 2. PURCHASE AND SALE OF SHARES.

            (a) So long as (i) the Per Share Amount (as defined in the Merger Agreement) in the Offer (as defined in the Merger Agreement) for all Shares is not less than $17.25 in cash (net to the seller), (ii) the conditions of the Offer have been satisfied or waived in accordance with the terms of the Merger Agreement, and (iii) Sub shall have accepted the Shares for payment under the Offer, each Stockholder hereby severally agrees that he will tender or cause to be tendered his Shares set forth on SCHEDULE A into the Offer prior to the expiration of the Offer and that he will not withdraw any Shares so tendered and each Stockholder hereby severally agrees to sell to Sub, and Sub hereby agrees to purchase, in each case pursuant to, and accordance with, the terms of the Offer, all such Stockholder's Shares at a price per Share equal to the Per Share Amount; provided, however that Richard L. Gelfond, Kane Partners, L.P., Cheviot Capital Advisors Inc. and Richard L. Gelfond 1998 GRAT (collectively, the "Gelfond Entities") shall not be required to tender up to 100,000, in the aggregate, of the Shares held by such Gelfond Entities so long as such Shares are not necessary to satisfy the Minimum Condition.

            (b) In furtherance of each Stockholder's obligations under subsection (a) above, each Stockholder which owns Shares of Class B Common Stock or Class C Common



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Stock of the Company agrees to convert such number of Shares of Class B Common
Stock or Class C Common Stock, respectively, as set forth on SCHEDULE A into Shares of Company Common Stock prior to the expiration of the offer and tender such Shares into the Offer pursuant to the terms of subsection (a) above.

       SECTION 3. AGREEMENT TO VOTE SHARES. At any Stockholders' Meeting called with respect to any of the following, and at every adjournment thereof, each Stockholder, severally and not jointly, agrees that it shall vote, with respect to, as appropriate all of such Stockholder's Shares set forth on SCHEDULE A as to which it has power to vote in any such vote or consent: (i) in favor of the Merger, the adoption of and execution and delivery of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement); (1) any extraordinary corporate transaction, including, but not limited to a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (3) (a) any change in the majority of the Board of Directors of the Company except as contemplated by this Agreement; (b) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (c) any other material change in the Company's corporate structure or business; or (d) any other action, which, in the case of each of the matters referred to in clauses (a), (b), (c) or (d) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement.

       SECTION 4. IRREVOCABLE PROXY. EACH STOCKHOLDER HEREBY, SEVERALLY AND NOT JOINTLY, GRANTS TO, AND APPOINTS SUB AND THE PRESIDENT OF SUB AND THE TREASURER OF SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF SUB, AND ANY OTHER DESIGNEE OF SUB, EACH OF THEM INDIVIDUALLY, SUCH HOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH STOCKHOLDER'S SHARES IN ACCORDANCE WITH SECTION 3 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY REASONABLY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

       SECTION 5. COVENANTS. Each Stockholder severally, and not jointly, agrees with, and covenants to, ESP and Sub as follows: such Stockholder shall not, except as contemplated by the terms of this Agreement, during the term of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or





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

understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares other than as described in Sections 3 and 4 above in connection with a Stockholders' Meeting to approve the Merger, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, (v) directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than ESP, Sub or any affiliate of ESP or Sub) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement), and if any Stockholder receives any such inquiry or proposal, then it shall promptly inform ESP and Sub of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it, and such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, or (vi) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby; provided that each Stockholder shall be entitled to transfer all or any portion of such Shareholder's Shares to any person or entity which agrees in writing to be bound by the provisions of this Agreement.

       SECTION 6. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares listed on SCHEDULE A and Option Shares listed on SCHEDULE B beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by such Stockholder.

       SECTION 7. TRANSFER. Each Stockholder agrees with and covenants to ESP and Sub that such Stockholder shall not request that the Company register the transfer (booked as entry or otherwise) of any certificated or uncertificated interest representing any of the securities of the Company, unless such transfer is made in compliance with this Agreement.

       SECTION 8. VOIDABILITY. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by ESP and Sub and other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof ESP or Sub would become, or could reasonably be expected to become, an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the Delaware General Corporation Law (the "DGCL") from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.



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

       SECTION 9. STOCKHOLDER CAPACITY. No person executing this Agreement who is a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director for the Company to the extent specifically permitted by the Merger Agreement, including the fiduciary duties of officers and directors in accordance with Delaware law.

       SECTION 10. FURTHER ASSURANCES. Each Stockholder shall, upon request of ESP or Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by ESP or Sub to be necessary or desirable to carry out the provisions hereof.

       SECTION 11. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated by the Company, ESP or Sub for any reason in accordance with its terms, and (b) the date that ESP or Sub shall have purchased and paid for the Shares of each Stockholder pursuant to Section 2.

       SECTION 12. STANDSTILL. In the event that Sub purchases a Stockholder's Shares pursuant to Section 2 of this Agreement and, subsequent to such purchase, such Stockholder continues to hold any shares of Company Common Stock (the "Remaining Shares"), such Stockholder agrees that for a period of three
(3) years from the date of this Agreement that:

            (a) Neither such Stockholder nor any of such Stockholders affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) will, and neither such Stockholder nor such affiliates or associates will assist or encourage others to, directly or indirectly, (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase or otherwise, ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the 1934 Act)) of (A) any securities (voting or otherwise) or direct or indirect rights or options to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company or (B) any of the assets or business of the Company, (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules promulgated under the 1934 Act, including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2) thereof) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or seek to nominate or to elect any directors of the Company or to influence the management of the Company, (iii) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing or form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the 1934 Act) in connection with any of the foregoing, or (iv) request the Company to amend or waive any provision of this Section 12 (including this clause (iv)). Such Stockholder also agrees to promptly advise the Company of any inquiry or proposal made to such Stockholder (including but not limited to the nature of the contact and the parties thereto) with respect to any of the foregoing.

            (b) Such Stockholder will not sell, transfer or assign or seek, propose or agree



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


to sell, transfer or assign to any person or entity (including any permitted transferee under any governing documents of the Company or any contract, agreement or arrangement to which such Stockholder is or may become a party) other than Sub or any of its affiliates, ownership (including but not limited to beneficial ownership (as defined in Rule 13d-3 under the 1934 Act)) of any Remaining Shares.

       SECTION 13. MISCELLANEOUS.

            (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

            (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to ESP or Sub, to the address set forth in
Section 9.02 of the Merger Agreement, and (ii) if to a Stockholder, to the address set forth on SCHEDULE A hereto, or such other address as may be specified in writing by such Stockholder.

            (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Stockholder) as to any Stockholder when one or more counterparts have been signed by each of ESP, Sub and such Stockholder and delivered to ESP, Sub and such Stockholder.

            (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts or laws thereof.

            (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in party, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

            (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.



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



            (i) Each Stockholder agrees that irreparable damage would occur and that ESP and Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that ESP and Sub shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.

            (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

            (k) Terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement.



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



       IN WITNESS WHEREOF, ESP, Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                 ENVIRONMENTAL SYSTEMS PRODUCTS, INC.

                                 By: /s/ David J. Langevin
                                 Name:
                                 Title:

                                 STONE RIVET, INC.

                                 By: /s/ David J. Langevin
                                 Name:
                                 Title:




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


STOCKHOLDERS

/s/ Chester C. Davenport                          /s/ Richard L. Gelfond
---------------------------                       ----------------------
Chester C. Davenport                              Richard L. Gelfond

ROCKSPRING MANAGEMENT, INC.                       THE CHESTER CORPORATION

By: /s/ Chester C. Davenport                      By: /s/ Chester C. Davenport
    --------------------------                        ------------------------
Name:                                             Name:
Title:                                            Title:

KANE PARTNERS, L.P.                               TSG VENTURES, L.P.

By: KPGP Corporation, its general partner         By: TSGVI Associates, Inc.,, its general partner

By: /s/ Richard L. Gelfond                        By: /s/ Cleveland A. Christophe
    -------------------------                         ---------------------------
Name:                                             Name: Cleveland A. Christophe
Title:                                            Title:  Executive Vice President

CHEVIOT CAPITAL ADVISORS INC.                     RICHARD L. GELFOND 1998 GRAT

                                                  By:  Richard L. Gelfond, as trustee
By /s/ Richard L. Gelfond
   --------------------------
Name: Richard L. Gelfond
Title:  President                                 By: /s/ Richard L. Gelfond
                                                      ----------------------
                                                  Name:  Richard L. Gelfond
                                                  Title:  Trustee




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


                                   SCHEDULE A

                                                 NUMBER OF SHARES OWNED AND COVERED BY THIS AGREEMENT
        STOCKHOLDER                                 CLASS A           CLASS B(1)          CLASS C(1)
Chester C. Davenport                                17,100              79,840                 0
Rockspring Management, Inc.                         309,933            535,229                 0
The Chester Corporation                              3,412              8,556                  0
TSG Ventures, L.P.                                 2,246,818              0                    0
Kane Partners, L.P.                                 717,658               0                    0
Richard L. Gelfond 1988 GRAT                        85,000                0                    0
Cheviot Capital Advisors Inc.                          0                  0                    0
Richard L. Gelfond                                     0                  0                    0


1. Shares of Class B Common Stock and Class C Common Stock are convertible into shares of Class A Common Stock at the holder's option on a one-for-one basis. Holders of Class B Common Stock and Class C Common Stock have agreed to convert such shares into shares of Class A Common Stock pursuant to the terms of this Agreement.

                                   SCHEDULE B


                                                NUMBER OF OPTIONS HELD AND CONVERTIBLE INTO STOCK:
           STOCKHOLDER                                CLASS A         CLASS B          CLASS C
Chester C. Davenport                                  484,542            0                0
Rockspring Management, Inc.                              0            778,542             0
The Chester Corporation                                  0             12,484             0
TSG Ventures, L.P.                                       0               0                0
Kane Partners, L.P.                                      0               0                0
Richard L. Gelfond 1998 GRAT                             0               0                0
Cheviot Capital Advisors Inc.                         100,000            0                0
Richard L. Gelfond                                    125,000            0                0



          SHARES BENEFICIALLY OWNED AND NOT SUBJECT TO THIS AGREEMENT

1. There are approximately 83,000 shares of Class A Common Stock held in trusts for which Mr. Gelfond is the trustee, for the benefit of Mr. Gelfond's children. Such shares are not subject to the terms of this Agreement.

2. Chester C. Davenport, Rockspring Management, Inc., and The Chester Corporation, own an additional 80,160, 537,374 and 8,590 shares of Class B Common Stock, respectively, which shares are not subject to this Agreement.




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